EXHIBIT 5.2

杭州市拱墅区灯彩东街9号正标律师大厦4F

No. 9, Dengcai East Street, Gongshu District,

Hangzhou 310011. P.R.C.

Tel/Fax:+86-0571-88131280

http://www.zhblaw.com

June 18, 2024

FARMMI, INC.

No. 307, Tianning Industrial Area

Lishui, Zhejiang Province

People’s Republic of China

Legal Opinion on Certain PRC Legal Matters 2024

Ladies and Gentlemen:

We are qualified lawyers of the People's Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion according to the laws and regulations of the PRC.

We have acted as legal counsel as to PRC Laws to Farmmi, Inc. (“FMI”, or the Company), which is not a Chinese operating company but a Cayman Islands holding company with operations conducted by our Subsidiaries established in PRC. For the Form F-3 Registration Statement (“Registration Statement”) of the Company, registering up to $100,000,000 or such lesser aggregate amount permitted under General Instruction II.C. of Form F-3 under the Securities Act of 1933, , we give some legal opinion as following.

Our opinion is subject to the following qualifications:

(a)This opinion is subject to the restrictions of the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(b)This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(c)This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(d)This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(e)For the purpose of the filing of the Registration Statement, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

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地址：中国﹒杭州市拱墅区灯彩东街9号·正标律师大厦4F 邮编：310011 传真：（＋86）0571-88131280

Based upon and subject to the foregoing, we are of the opinion that:

(i) VIE Structure. The variable interest entity (“VIE”) structure has been dismantled according to the contract signed on January 31, 2024. Based on our understanding of the PRC Laws, we are of the opinion that, according to the current PRC Laws in effect as of the date of this letter, the Company may not face any relative risks, such as penalties or civil litigation related to the VIE structure previously owned by the Company.

However, we cannot guarantee the Company will not face legal or administrative regulatory risks in the future that if PRC laws and regulations change, or the interpretation or enforcement of PRC laws and regulations changes and the VIE structure is retroactively disallowed.

(ii) Business. Currently, the Company mainly provides Agricultural Products and Services which are not stipulated in the Special Administrative Measures for the Access of Foreign Investment (Negative List) (2022 Version) (the “2022 Negative List”) promulgated by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) and The National Development and Reform Commission of the PRC which took effect on March 12, 2022. Therefore, the PRC subsidiaries of the Company are able to conduct their current business without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC. Based on our understanding of the PRC Laws, we are of the opinion that, according to the PRC Laws currently in effect, as of the date of this letter, the Company has not been subject to civil litigation or administrative penalties.

(iii) M&A Rules,etc. The M&A Rules purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. In this letter, “M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the MOFCOM, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended by the MOFCOM on June 22, 2009.

In addition, according to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”，CSRC[2023]43), Article 15 of the Trial Measures requires that, If the issuer meets the following conditions simultaneously, it shall be recognized as indirect overseas issuance and listing by a domestic enterprise:

(1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and

(2) the main parts of the issuer’s business activities are conducted in the Mainland China, or its main places of business are located in the Mainland China, or the senior management in charge of its business operation and management are mostly Chinese citizens or domiciled in Mainland China.

According to Guidelines for the Application of Regulatory Rules - Overseas Issuance and Listing Category No. 2: Guidelines for the Content and Format of Filing Materials ("Guidelines No. 2"), if the issuer has a VIE structure, the relevant VIE arrangements must be explained in the filing report.

Based on our understanding of the PRC Laws, we are of the opinion that the Company is subject to the CSRC’s filing procedures because (i) the financial results of the PRC subsidiaries exceeded 50% of that of the consolidated group for the 2023 fiscal year; and (ii) the wholly-owned PRC subsidiaries of the Company meet the condition set forth in subsection (2) of Article 15. Although the VIE structure has been dismantled, the relevant content of prior VIE contractual arrangements still needs to be explained in the Company’s CSRC filing report.

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地址：中国﹒杭州市拱墅区灯彩东街9号·正标律师大厦4F 邮编：310011 传真：（＋86）0571-88131280

(iv) Cybersecurity Review Measures. On July 10, 2021, the Cyberspace Administration of China issued the Cybersecurity Review Measures (revised draft for public comments), which proposed to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security. The revised Cybersecurity Review Measures took effect on February 15, 2022. The revised Cybersecurity Review Measures expand the cybersecurity review to data processing operators in possession of personal information of over 1 million users if the operators intend to list their securities in a foreign country. According to the feedback from the Company, the Company has shut down all its e-commerce businesses, and the Company does not and will not engage in data processing activities that are regulated by the aforesaid regulations.

The Company mainly provides Agricultural Products and Services which are not stipulated on the Special Management Measures for Cross border Service Trade (Negative List) (2024 Version) and the Special Management Measures for Cross border Service Trade in Pilot Free Trade Zones (Negative List) (2024 Version), which were promulgated by the Ministry of Commerce of the People’s Republic of China effective on April 21, 2024. Therefore, the Company is not and will not be conduct business operations subject to the 2024 Negative Lists regulated by the aforesaid regulations.

Except as disclosed in the statements set forth in the Registration Statement under the caption “Risk Factors—Risks Related to Doing Business in China—The approval of the CSRC or other Chinese regulatory agencies may be required in connection with our overseas capital-raising activities, including but not limited to this offering, under Chinese law” and “Risk Factors—Risks Related to Doing Business in China— Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, as well as additional laws, regulations and guidelines that the Chinese government promulgates in the future may entail significant expenses and could materially affect our business” and based on our understanding of the PRC Laws, we are of the opinion that based on the Chinese laws and regulations currently in effect, as of the date of this letter, the Company is not required to submit an application to the Cyberspace Administration of China for the approval of the offerings because the cybersecurity review requirement under the revised Cybersecurity Review Measures for online platform operators in possession of personal information of over one million users going public in a foreign country does not apply to the Company or any of its PRC subsidiaries.

Statements under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, and “Legal Matters" set forth in the Registration Statement, to the extent that they constitute maters of PRC Laws or summaries of legal matters under PRC Laws, in each case insofar as such statements describe or summarize the PRC legal or regulatory matters, constitute our opinions on such matters, which are fairly disclosed and correctly set forth therein, and stated clearly the material facts necessary to make the statements in light of the circumstances under which they were made.

This letter is delivered by us in our capacity as the Company’s PRC legal advisers solely for the purpose of and in connection with the Registration Statement submitted to the SEC on the date hereof and may not be used for any other purpose The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions based upon any fact or circumstance hereafter coming to our attention or any change in law which hereafter occurs. Without our prior written consent, except as required by the applicable law or by the SEC or any regulatory agencies. We hereby consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. We also consent to the filing hereof as an exhibit to the Registration Statement.

Sincerely yours,

/s/ ZheJiang Zhengbiao Law Firm

ZheJiang Zhengbiao Law Firm

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地址：中国﹒杭州市拱墅区灯彩东街9号·正标律师大厦4F 邮编：310011 传真：（＋86）0571-88131280